EXHIBIT 5
                OPINION OF LONG, ALDRIDGE & NORMAN, LLP

                          LONG ALDRIDGE
                             & NORMAN
                         Attorneys At Law


                          July 24, 1996




Board of Directors
The Profit Recovery Group International, Inc.
2300 Windy Ridge Parkway
Suite 100 North
Atlanta, Georgia 30339-8426

     Re:  The Profit Recovery Group International, Inc.
          (Commission File No. 0-28000):
          Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to The Profit Recovery Group International, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 3,500,000 shares of the Company's Common Stock, no value per share (the "Shares"). The Shares represent (i) 1,166,500 shares of Common Stock which are issuable upon the exercise of options which have been granted pursuant to The Profit Recovery Group International, Inc. 1996 Stock Option Plan (the "Plan") and (ii) 2,333,500 shares of Common Stock which are issuable upon the exercise of options which may be granted in the future pursuant to the Plan (that number of shares referred to in clauses (i) and (ii) above hereinafter are referred to as the "Plan Shares").

     The opinion hereinafter set forth is given at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in paragraph (1) below (our "Opinion"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission. In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws of any other state. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

     Based upon and subject to the foregoing, we are of the following opinion:

     (1) the Plan Shares, when issued in accordance with the terms of the Plan against payment in full of the purchase price therefor set forth in the Plan, if any, will be validly issued, fully paid and nonassessable.


     We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  LONG, ALDRIDGE & NORMAN, LLP


                                  LONG, ALDRIDGE & NORMAN, LLP